UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 7, 2006

Lev Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 000-32947

DELAWARE	88-0211496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

122 East 42nd Street, Suite 2606
New York, NY 10168
(Address and zip code of principal executive offices)

(212) 682-3096
(Registrant's telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Lev Pharmaceuticals, Inc. (the “Registrant”) has entered into employment agreements with each of Douglas J. Beck, its Chief Financial Officer and Jason Bablak, its Vice President - Regulatory Affairs and Product Development.

Employment Agreement with Douglas Beck

The Registrant and Douglas J. Beck, our Chief Financial Officer, have entered into an employment agreement dated as of June 7, 2006 pursuant to which:

• Mr. Beck will continue to serve as our Chief Financial Officer for an employment period to June 7, 2008.

• Mr. Beck will receive an annual base salary of $175,000 for the initial twelve months under the employment agreement and a base salary of $183,500 for the second twelve months under the employment agreement.

• In connection with his entering into the employment agreement, Mr. Beck was granted options to purchase 125,000 shares of the Registrant’s common stock at an exercise price of $0.50 per share, which options vest as follows: 62,500 shares vest on the one-year anniversary of the date of grant and the balance shall vest on the second anniversary of the anniversary date of the agreement. In the event of a Change of Control (as defined in the Registrant's 2004 Omnibus Incentive Compensation Plan), the options shall become immediately vested and exercisable in accordance with, and subject to, the terms and conditions of such plan.

• If Mr. Beck’s employment is terminated by us without “cause” (as defined in the employment agreement), he would be entitled to: (i) continuation of his base salary, at the rate then in effect, for a period equal to the lesser of six months or the balance of the term of his employment agreement and (ii) the continued participation in our benefit plans (or comparable plans) for the period of time from the date of termination until the end of the month in which the final severance payment is made. If his employment is terminated by us due to his disability, he would be entitled to a severance payment equal to six months of his base salary and the continuation of his benefits for an equivalent period.

• If Mr. Beck’s employment is terminated by us for “cause”, he (a) would not be entitled to any further compensation or benefits and (b) would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.

• Mr. Beck is subject to customary confidentiality obligations, non-solicitation and non-competition that survive the termination of the employment agreement.

Employment Agreement with Jason Bablak

The Registrant and Jason Bablak, our Vice President - Regulatory Affairs and Product Development, have entered into an employment agreement dated as of June 7, 2006 pursuant to which:

• Mr. Bablak will continue to serve as our Vice President - Regulatory Affairs and Product Development for an employment period to June 7, 2009.

• Mr. Bablak will receive an annual base salary of $200,000 during the term of the agreement and will be entitled to an annual bonus of $20,000 on each anniversary date of the commencement date of the agreement provided he remains an employee of the Registrant and satisfactorily performs his obligations under the employment agreement.

• In connection with his entering into the employment agreement, Mr. Bablak was granted options to purchase 500,000 shares of the Registrant’s common stock at an exercise price of $0.50 per share, which options vest as follows: 100,000 shares vest on the commencement date of the employment agreement, options to purchase an additional 300,000 shares shall vest in equal amounts of 100,000 on each of the first three anniversary dates of the commencement date, and a further amount of options to purchase 100,000 shares shall vest upon the occurrence of the milestone event specified in the employment agreement. In the event of a Change of Control (as defined in the Registrant's 2004 Omnibus Incentive Compensation Plan), the options shall become immediately vested and exercisable in accordance with, and subject to, the terms and conditions of such plan.

• If Mr. Bablak’s employment is terminated by us without “cause” (as defined in the employment agreement), he would be entitled to: (i) continuation of his base salary, at the rate then in effect, for a period equal to the lesser of six months or the balance of the term of his employment agreement and (ii) the continued participation in our benefit plans (or comparable plans) for the period of time from the date of termination until the end of the month in which the final severance payment is made. If his employment is terminated by us due to his disability he would be entitled to a severance payment equal to six months of his base salary and the continuation of his benefits for an equivalent period.

• If Mr. Bablak’s employment is terminated by us for “cause”, he (a) would not be entitled to any further compensation or benefits and (b) would not be entitled to any additional rights or vesting with respect to the stock options following the date of termination.

• Mr. Bablak is subject to customary confidentiality obligations, non-solicitation and non-competition that survive the termination of the employment agreement.

The above summaries are qualified in their entirety by reference to the actual employment agreements entered into between the Registrant and Messrs. Beck and Bablak, a copy of which agreements are attached hereto as Exhibits 10.1 and 10.2, respectively, to this Current Report and which are incorporated by reference in this Item 1.01 in its entirety.

Item 3.02	Unregistered Sales of Equity Securities.

The information required to be disclosed in this Item 3.02 concerning the grant of stock options to Messrs. Beck and Bablak is incorporated herein by reference from Item 1.01.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibits are filed or furnished herewith:

Exhibit No.	Description of Document

10.1	Employment Agreement between the Registrant and Douglas J. Beck

10.2	Employment Agreement between the Registrant and Jason Bablak

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LEV PHARMACEUTICALS, INC.

By:/s/ Joshua D. Schein, Ph.D.

Name: Joshua D. Schein, Ph.D.
Title: Chief Executive Officer and President
Date: June 12, 2006

Exhibit Index

Exhibit No.	Description of Document

10.1	Employment Agreement between the Registrant and Douglas J. Beck

10.2	Employment Agreement between the Registrant and Jason Bablak